Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM UPDATES NSI-189 MAJOR DEPRESSION TRIAL
ADVANCING TO FINAL PHASE Ia COHORT

ROCKVILLE, Maryland, June 20, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it has been approved to dose the final cohort in the ongoing Phase Ia trial to test the safety of NSI-189 for the treatment of major depression. Phase Ia is testing the drug in healthy volunteers for safety and tolerability. NSI-189 is a proprietary new chemical entity discovered by Neuralstem that stimulates new neuron growth in the hippocampus, an area of the brain that is believed to be involved in depression and other diseases and conditions, such as Alzheimer’s disease and post-traumatic stress disorder (PTSD).

“The trial is proceeding as expected,” said Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “There have been no adverse events to date. We are on schedule to complete Phase Ia in July, and with approval from the FDA, plan to begin Phase Ib this fall." Phase Ib will test the safety and tolerability of NSI-189 in patients with major depression.

About NSI-189

NSI-189 is the lead compound in Neuralstem’s neurogenerative small molecule drug platform, which the company plans to develop into orally administered drugs for major  depression and other psychiatric disorders.

NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in- vitro. In mice, NSI-189 stimulated neurogenesis in the hippocampus and increased its volume. In humans, NSI-189 may reverse the human hippocampal atrophy seen in major depression and other disorders. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

About the Trial

This Phase Ia trial tests a single dose of NSI-189 in healthy patients. If the safety endpoints are met, the trial will commence to the Ib phase, testing the safety of escalating doses of daily administration for 28 days in depressed patients. The entire Phase I trial is expected to be approximately one year in duration.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended March 31, 2011.

# # #